Exhibit (n)(2)

SCHEDULE I TO MULTIPLE CLASS OF SHARES PLAN FOR FIDELITY DESTINY PORTFOLIOS

DATED APRIL 26, 1999, revised MARCH 17, 2005

TRUST/FUND/CLASS	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)
Fidelity Destiny Portfolios: Destiny I:
Class O	None	None	None
Fidelity Advisor Destiny I Fund Class A*	Front-end	None	0.25
Fidelity Advisor Destiny I Fund Class T*	Front-end	0.25	0.25
Fidelity Advisor Destiny I Fund Class B	Contingent deferred	0.75	0.25
Fidelity Advisor Destiny I Fund Class C	Contingent deferred	0.75	0.25
Fidelity Advisor Destiny I Fund Institutional Class	None	None	None
Fidelity Destiny Portfolios: Destiny II:
Class O	None	None	None
Fidelity Advisor Destiny II Fund Class A*	Front-end	None	0.25
Fidelity Advisor Destiny II Fund Class T*	Front-end	0.25	0.25
Fidelity Advisor Destiny II Fund Class B	Contingent deferred	0.75	0.25
Fidelity Advisor Destiny II Fund Class C	Contingent deferred	0.75	0.25
Fidelity Advisor Destiny II Fund Institutional Class	None	None	None

* A contingent deferred sales charge of 0.25% is assessed on certain redemptions of Class A and Class T shares on which a finder's fee was paid.